Exhibit 10.4


Confidential



MEMORANDUM  OF  UNDERSTANDING


Parties        Party  A:     CBCom  Inc.
               Party  B:     Shanghai  Stock  Exchange  Communication  Ca
               Party  C:     Shanghai  Xingtong  Telecommunications Science &
               Technology Co.  Ltd.


I.     COMPANY  OVERVIEW

CBCom Inc. is a Los Angeles based high-tech communication and investment firm. It is especially keen on the design, development, operation and investment activities surrounding the completion of an intelligent communication network In addition the firm also provides research and development in accessory items used by the network such as servers or end user platform. Both the management team and the technical personnel have extensive experience of constructing and operating communication networks in North America and Asia. Representative and branch offices have been set up in Shanghai as well as Beijing.

Shanghai Stock Exchange Communication Co is a joint venture formed by Shanghai Stock Exchange and Shanghai Stock Central Clearing Company. The staff primarily came from the department of communications of the Shanghai Stock Exchange. The company's services largely centers around its two-way satellite system, which serves as a back up to DDN, to ensure uninterrupted transmission of stock data and information. The company also provides satellite network related technology development management and other services. The following systems are part of the network operation and management projects that the company is currently engaged: one one-way broadcast satellite system, three two-way satellite systems, one 2000-line switch, Utilizing the above network equipment the company provides connection to over 2600 brokerages to ensure daily transmission of stock information.

Shanghai Xingtong Telecommunications Science and Technology, Ltd is a telecommunications company held by China Broadcast Satellite Communication Company, which belongs to Ministry of Information Industry. As a subsidiary of China Broadcast Satellite Communication Company, Xingtong can tap into the unique satellite resources and operating license owned by China Broadcast Satellite Communication Company to provide specialized satellite communication services to its customers. At the present Shanghai Xingtong Telecommunications Science and Technology, Ltd has helped numerous companies to build national networks that service thousands of customers. Among them are Hong Kong Digital Communications Ltd, Shanghai Stock Exchange Communications Ltd, and Zhenzhou Jicheng Information Technology Ltd. Furthermore, Xingtong has invested in a joint effort with America based Wood Company to provide wide band digital TV transmission to ABC, NBC, FOX, HBO, CCFV, STV and other Television related companies. Xingtong specializes in design as well as construction of communication networks.

II.     OBJECTIVE  OF  THIS  MOU

The aforementioned three parties have used over a year to perform a detailed research and analysis on the potential and policy with regard to Chinese
Internet market This research reviewed the historical development of the Internet in other mature markets around the globe such as the United States, and compiled an enormous database on the content provision services within the information industry. Consequently, all three parties have reached consensus on the following areas:

1.     The  current  and  future  potential  of  Chinese  Internet  market

2.     The  service  standard  of  Shanghai  Stock  Exchange's satellite network

3.     Key  factors  to  building  a  successful  commercial  ISP  in  China

4. Initial concept and proposal for China Financial Network (CFN) as a joint effort of the three parties

This MOU is hereby to record the consensus to establish a firm foundation for future cooperation.

III.     THE  CURRENT  AND  FUTURE  POTENTIAL  OF  CHINESE  INTERNET  MARKET

The rise of Internet popularity in the past few has generated an exceptional growth rate of 162% per annum that astounded the world. With moth than 50 million users, hundreds of billions of dollars of revenue are generated by new opportunities associated with the Internet. Internet usage has become a key indicator for national governments in assessing their competitiveness against other nations in the information industry. Moreover, the Internet has left indelible marks in reforming the social structure and forced revolutionary changes. As information technology rapidly develops, information becomes readily available, which creates a wealth of opportunities while improving qualities of life. Geographical and economical barriers are broken through the process of information transfer. The forces of free market will finally champion making all aspects of life such as employment, education, medicine, easily accessible to everyone.

The Chinese Internet development came in at a later stage of the global development Nevertheless is has been growing with an amazing fervor. The development process can be broken into three phases.

The first phase (199874994) can be called the Email phase. During this period, Email became a popular communication tool The ability to communicate with





European and North American countries through dial up service and email was realized. The second phase (1994-1995) began by farther investment from the Department of Education on the existing education and research network, astonishingly similar to the early stages of development in the us. TCP/IP connection was eventually established on this network, thus realizing the full functionality of the Internet. The third phase (1995 to present) came soon after Internet became accessible not only to the research and educational institution, but also to private customers through commercial 151's. In 1998, Chinese Internet users stood at 1.2 million and is projected to growth at 220% per annum in the coming years. China has family become an official member of the world Internet family.

Presently, there are thirteen international gateways in China. They belong to four networks.

Despite the promising growth, many Chinese Internet users and ISP become increasingly concerned with the future development of Internet in China. Chinese Internet development is unique in many aspects. Specifically, Chinese Internet leapfrogged a number of development stages as the other countries have, such as PC penetration. It can be said that China Internet came prematurely without all the necessary infrastructure elements in place. Therefore, Chinese Internet is missing some basic characteristics of the Internet Yet the demand for further development and maturity continues to collect momentum. As we examined the potential of commercial 151's, a set of barriers for continued development of Chinese Internet becomes evident.

1.     High  operating  expenses:
       -------------------------

     All ISPs in China that do not belong to China Telecom must pay outrageous fees for leased lines thus incurring high cost and make it difficult for ISPs to maintain profitability. International connections are particularly expensive. DDN lines are charged not only at a monthly rental fee, but also additional charge according to the amount of information transmissions If an ISP intend to build a national network, the long distance rental charges are prohibitively high. This creates the dilemma for many ISPs: they are unable to invest in expanding the network as the number of customers increases. While line lease charges only consists of 5% of the total operating cost for a typical ISP in the US, it often accounts for 70-80% of total operating cost for a ISP in China. The financial stress leaves very little room for the Chinese ISP to invest in further development of the network

2.     Technology  investment
       ----------------------

     The information industry characterizes itself through the close link between investment and technology. It is projected that Chinese Internet development will require over 100 billion EMB by year 2000. The investment gap that many ISP confront is daunting. On the other hand, much of the information on the Internet is in English. The center of technology development and application is also located in the US. The insufficient funds and backward technology caused by language barriers bode ill for the future Chinese Internet development.




3.     Content  market  opportunities:
       ------------------------------

     Many Chinese Internet portals (with Chinese languages) have been unsuccessful in attracting customers due to lackluster content design. For instance, in the US on-line banking, stock trading and purchasing have long become popular among the users to provide additional convenience to the customers. Currently, similar Chinese web sites are nearly non-existent As the content of the Chinese web sites become more aggressive and creative, the market potential will provide highly lucrative opportunities for ISPs.


IV.     THE  SERVICE  STANDARD  OF  SHANGHAI  STOCK  EXCHANGE  SATELLITE NETWORK

Shanghai Stock Exchange (SSE) became fully operations in 1990 and is the largest, most well equipped, and best organized stock exchange in China today with the widest reach in community (nearly 19 million customers). SSE's daily transaction volume exceeds 10 million. Furthermore, SSE operates a satellite network with more than 3100 receiving stations and owns the largest exchange lobby in Asia.

SSE's satellite system is the most advanced satellite system with the widest geographical coverage as well as largest customer base in China. It has been approved and licensed with the right to operate VSAT related services and other value adding communication services.

SSE's satellite system includes three systems: VAST, SCPC and TDM/TDMA. It also provides backup for DDN. Since the stock exchange only operates four hours each day, the utilization of this network is especially low. In addition, the network offers the following features:

1.     Network  topology:  The  main  station and the _________.  This method of
       -----------------
satellite network is beat used for digital communication and exactly meets the requirement of Internet communication.

2.     Network  scale:  Currently  the network covers all Chinese provinces with
       --------------
the exception of Taiwan and has 33 key nodes with over 1000 customer connected. Each of the nodes has comprehensive satellite communication equipment and capability including switches, and highly competent technical support personnel

3.     Price  and performance ratio (compare to X.25 and DDN net): Among similar
       ----------------------------------------------------------
speeds, satellite network is comparable to XIS and DDN net in data transmission speed. Because XIS and DDN net use fiber optic cables, satellite transmission incurs a slightly longer delay. However, the delay bears no significance in data transmission. The error rate of satellite transmission is between 1(P and 108, which is similar to that of DDN error rate. Moreover, due to the stock exchange's particular function, a high degree of reliability was required since the design of the network The SSE network has double backup with automatic switching capability and has proved to be highly reliable in the last five years of operation The network survived many severe weather conditions, as well as a number of market irregularities such as sudden volume surge. The operational expense comparison is attached as well (based on 64 Kbps):

     Satellite  network     42,000  RMB/  year
     DDN  net          145,000  RMB/year
     X.25               163,000  RMB/  year


V.     KEY  FACTORS  TO  BUILDING  A  SUCCESSFUL  COMMERCIAL  ISP  IN  CHINA

This analysis demonstrates not only the factors that would make a successful commercial ISP in China, but also why SSE satellite network is especially fitting for such a task

1. Independent national network: an independent network that does not rely on the network provided by China Telecom, thus avoiding the outrageous fees and cost is critical to guarantee profitability for any ISP in China. SSE satellite network was initially designed and constructed precisely for this objective. After years of development, the network now operates independent and covers all regions in China.

2. Substantive customer base: customer base is the livelihood of any ISP. There are currently 17 million investors who have accounts at SSE. The majority of these investors receive information and trade from various nodes on the SSE network. The brokerages are direct customers and the investors constitute one the most substantive and stable customer base. These investors are prone to adopt new technology as they are generally more educated than the average population.

3. Attractive content creative and interesting content is a key to the success of any ISP. Stock trading has become a focal point in the Chinese economic life Many industries have tapped into this to generate new commercial opportunity for themselves. For example, in the last few years, the number of stock pagers has rocketed through the roof to millions. Real time stock quotes, information, analyst reports and most of web trading will attract millions to visit the site.

VI.     INITIAL  CONCEPT  AND  PROPOSAL  OF  CNN  AS  A  JOINT  EFFORT

CFN is the ultimate - for the joint effort It will begin more like an Intranet then expand to become a true Internet From construction to operations there are two major phases CEN I, CEN II which are detailed as follows:

CFN  I:  This is a professional Intranet that is based in Hong Kong. The service
------
collects and compiles global financial market information with real time stock data as well as historical data for analysis. Most importantly, all information will be broadcasted through the SSE satellite network in Chinese using proprietary software to brokerages and professional investors. It will differ from Dow Jones and Reuters in that the information will be completely in Chinese at a much lower rate. Our market research reveals that as China's financial market develops, ft will eventually become an integral part of the global financial market Financial information from other parts of the world, especially Hong Kong Southeast Asia will impact the financial performances of Chinese stock market Already more than 95% of the brokerages would like to access this information. However the price tag for Reuters and Dow Jones services are simply too much to bear. If the existing network allows transmission of similar sorts of information and it requires no additional installation of other equipment it sure will be welcomed by many brokerages.

CFN II: This network will create a customer interface directly to the individual
------
customers, thus equivalent to a commercial ISP. The service will include various value added services such as real time stock data and web trading. Utilizing the current network with over a thousand connection nodes, the network will be able to provide Email and other Internet service while allowing real time web trading to its customers. Web trading is an unique feature that this network offers, since the SSE is the sole clearing and settlement agency for its stocks. Thus, only SSE network is able to realize true web trading through SSE.

The  roles  and  responsibilities  of  the  three  parties  will  vary  as well.

Party A will be primarily responsible for collecting and compiling global financial information, providing funds for network reconstruction and assisting software development in the first phase. In the second phase, party A will provide funds to modify connection nodes, development of management software, and operation of the Internet sites (e.g. content design).

Party B will be primarily responsible for network security and operation while coordinating with various brokerage firms to maintain market position and direct network design.

Party C will participate in network design and management to ensure efficient utilization of the satellite network The majority of its operation will focus on construction of the network in the beginning and software development at a later stage.

This MOU will serve as the founding principles for the joint effort Formal feasibility study and business plan will be drawn to establish the actual structure to realize the proposed network As soon as the structure is finalized, we will seek professional consulting firms to conduct detailed analysis to identify optimal marketing, organization and technology management strategies.

All parties have agreed that the interest of each party in this joint venture is allocated as follow: Party A 70%; party B 20%; party C 10%.





VII.  FINAL  REMARKS

As one of the most significant document indicating commitment to form the joint venture aforementioned, the MOU is only effective after all three parties have signed.


Party  A:               CBCCom  Inc.

                         /x/

Party  B:               Shanghai  Stock  Exchange  Communication  Co.

                         /x/   General Manager

Party  C:          Shanghai Xingtong Telecommunications Science & Technology Co.
                   Ltd
                         /x/   President

January  31,  1999